UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2025

PORTILLO'S INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40951	87-1104304
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2001 Spring Road, Suite 400, Oak Brook, Illinois 60523
(Address of principal executive offices)
(630) 954-3773
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	PTLO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Credit Agreement Amendment

On January 27, 2025 (the “Closing Date”), PHD Intermediate LLC, a Delaware limited liability company (“Holdings”), Portillo’s Holdings, LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), Fifth Third Bank, National Association, as Administrative Agent, the L/C Issuer and the Swing Line Lender entered into an amendment (the “Amendment”) to the credit agreement dated as of February 2, 2023 (the “Existing Credit Agreement” and as amended by the Amendment and as may be amended, restated, supplemented or otherwise modified from time to time thereafter, the “Credit Agreement”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Amendment or the Credit Agreement, as applicable.

The Amendment provides for, among other things, (i) a $250 million term loan A facility (the “Term Loan Facility”) and (ii) revolving credit commitments in an initial aggregate principal amount of $150 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Facilities”), the proceeds of which will be used to refinance indebtedness under the Existing Credit Agreement, for general corporate purposes and working capital needs and for other activities permitted under the Credit Agreement.

The loans under each of the Facilities mature on January 27, 2030. The Facilities are guaranteed, subject to customary exceptions, by all of the Borrower’s wholly-owned domestic restricted subsidiaries and Holdings, and are secured by associated collateral agreements that pledge a lien on substantially all of the Borrower’s assets, including fixed assets and intangibles, and the assets of the Guarantors, in each case, subject to customary exceptions. The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay the Term Loan or the Revolver Facility in whole or in part without premium or penalty.

The Term Loan Facility is subject to amortization of principal, payable in quarterly installments on the last day of each fiscal quarter, commencing on the last day of the first full fiscal quarter after the Closing Date (the “Initial Amortization Date”), equal to (i) for the first two years following the Closing Date, 2.5% of the original principal amount of the term loans, (ii) for the third and fourth years following the Closing Date, 5.0% of the original principal amount of the term loans and (iii) for the fifth year following the Closing Date, 10.0% of the original principal amount of the term loans. The remaining initial aggregate advances under the Term Loan Facility are payable at the maturity of the Term Loan Facility.

Each Facility bears interest at a rate per annum equal to, (i) in the case of Base Rate Loans, an applicable rate based on a grid ranging from 1.00% to 1.75% or, (ii) in the case of Tranche Rate Loans, an applicable rate based on a grid ranging from 2.00% to 2.75%, in each case, based on the Consolidated Total Net Rent Adjusted Leverage. In addition, the Borrower will pay (i) an unused commitment fee of between 0.20% and 0.25% on the undrawn commitments under the Revolving Credit Facility and (ii) Letter of Credit fees of between 2.00% and 2.75% on outstanding Letters of Credit, in each case, also based on the Consolidated Total Net Rent Adjusted Leverage.

The Credit Agreement contains customary representations and warranties, events of default, reporting and other affirmative covenants and negative covenants, including limitations on indebtedness, liens, investments, negative pledges, dividends, junior financings and other fundamental changes. Failure to comply with these covenants and restrictions could result in an event of default under the Credit Agreement. In such an event, all amounts outstanding under the Credit Agreement, together with any accrued interest, could then be declared immediately due and payable.

The foregoing description of the Amendment and the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment and the Credit Agreement, which are filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required, the information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1
Amendment, dated as of January 27, 2025, by and among PHD Intermediate LLC, Portillo’s Holdings, LLC, the Subsidiaries of the Borrower Party, Fifth Third Bank, National Association as Administrative Agent, L/C Issuer and Swing Line Lender and the other lenders party thereto (which includes the Credit Agreement as Annex A).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Portillo's Inc.
(Registrant)

Date: January 27, 2025	By:	/s/ Michelle Hook
Michelle Hook
Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)